As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

United States Steel Corporation
(Exact name of registrant as specified in its charter)

Delaware	25-1897152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Grant Street Pittsburgh, Pennsylvania	15219-2800
(Address of Principal Executive Offices)	(Zip code)

United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
(as amended and restated effective April 27, 2021)
(Full title of the plan)

Duane D. Holloway
Senior Vice President, General Counsel and Chief Ethics & Compliance Officer
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800
(412) 433-1121
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock $1.00 par value per share	14,500,000	$23.11	$335,095,000.00	$36,558.87

(1)	Pursuant to Rule 416(a), this registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan, as amended by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase or decrease in the number of outstanding shares of common stock of the United States Steel Corporation.

(2)	This estimate is computed in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, and is based on the average of the high and low prices of the registrant’s common stock on April 23, 2021 as reported on the New York Stock Exchange.

PART I
Explanatory Note
This Registration Statement is being filed on Form S-8 by the registrant, United States Steel Corporation, for the purpose of registering 14,500,000 additional shares of common stock to be issued under the United States Steel Corporation’s 2016 Omnibus Incentive Compensation Plan, as previously amended on April 25, 2017 and April 28, 2020, and as amended and restated effective April 27, 2021 (the “Plan”).The contents of the previous Registration Statements on Form S-8 filed with the U. S. Securities and Exchange Commission (the “SEC”) on April 27, 2016 (File No. 333-210953), April 26, 2017 (File No. 333-217464) and May 1, 2020 (File No. 333-237963) (collectively, the “Prior Registration Statements”) are hereby incorporated by reference into this Registration Statement and made a part hereof in accordance with General Instruction E of Form S-8.
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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed with the SEC by the registrant are incorporated by reference in this registration statement:
(a)       The registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 (including the portions of the registrant’s definitive proxy statement for the registrant’s 2021 annual meeting of stockholders incorporated by reference therein);
(b)     The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;
(c)    The registrant’s Current Reports on Form 8-K filed with the SEC on January 19, 2021 (as amended on February 2, 2021 and February 24, 2021), January 28, 2021, February 5, 2021, February 11, 2021, February 16, 2021, February 23, 2021, March 16, 2021, March 17, 2021, and April 29. 2021 (excepting the information in such Current Reports on Form 8-K that have been furnished rather than filed in accordance with SEC rules); and
(d)        The description of the registrant’s common stock contained in the registrant’s registration statement on Form S-4 filed with the SEC on September 7, 2001, as amended, and all amendments thereto and reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered under this registration statement have been sold or which deregisters all of such shares then remaining unsold, are incorporated by reference in this registration statement and are a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The registrant’s SEC filings are accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of the registrant’s SEC filings are also accessible on the registrant’s website at http://www.ussteel.com. The reference to the registrant’s website is intended to be an inactive textual reference only. The information on or connected to the registrant’s website is not a part of this registration statement and is not incorporated into this registration statement.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the registrant’s Amended and Restated Certificate of Incorporation limits personal liability of the registrant’s directors to the registrant or the registrant’s stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty to the registrant and the registrant’s stockholders, (ii) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article V of the registrant’s Amended and Restated By-Laws provides that the registrant shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

The registrant is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that such person is or was an officer, employee, agent or director of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The registrant may indemnify any such person against expenses (including attorneys’ fees) in an action by or in the right of the registrant under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the registrant. To the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the registrant must indemnify him against the expenses that he actually and reasonably incurred in connection therewith.

Policies of insurance are maintained by the registrant under which directors and officers of the registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

The foregoing summaries are subject to the complete text of the statutes, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws, and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed
Not Applicable.
Item 8. Exhibits

Exhibit No.	Description	Method of Filing

4.1	Amended and Restated Certificate of Incorporation of United States Steel Corporation, dated April 25, 2017.	Incorporated by reference to Exhibit 3.1 to United States Steel Corporation’s Form 8-K filed on April 28, 2017, Commission File Number 1-16811.

4.2	Amended and Restated By-Laws of United States Steel Corporation dated as of July 28, 2020.	Incorporated by reference to Exhibit 3.1 to United States Steel Corporation's Form 8-K filed on July 30, 2020, Commission File Number 1-16811.

4.3	United States Steel Corporation 2016 Omnibus Incentive Compensation Plan (as amended and restated effective April 27, 2021).	Incorporated by reference to Appendix C to United States Steel Corporation’s definitive proxy statement on Schedule 14A filed on March 12, 2021, Commission File Number 1-16811.

5.1	Opinion and Consent of Hogan Lovells US LLP	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

24.1	Power of Attorney	Included on the signature page to this registration statement.

Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on April 30, 2021.

UNITED STATES STEEL CORPORATION

By:	/s/ Manpreet S. Grewal
Manpreet S. Grewal
Vice President, Controller & Chief Accounting Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints David B. Burritt, Manpreet S. Grewal and Duane D. Holloway, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons (including a majority of the board of directors of the registrant) in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ David B. Burritt	President & Chief Executive Officer (Principal Executive Officer) & Director	April 30, 2021
David B. Burritt

/s/ Christine S. Breves	Senior Vice President & Chief Financial Officer (Principal Financial Officer)	April 30, 2021
Christine S. Breves

/s/ Manpreet S. Grewal	Vice President, Controller & Chief Accounting Officer (Principal Accounting Officer)	April 30, 2021
Manpreet S. Grewal

/s/ David S. Sutherland	Chairman of the Board	April 30, 2021
David S. Sutherland

/s/ Tracy A. Atkinson	Director	April 30, 2021
Tracy A. Atkinson

/s/ John J. Engel	Director	April 30, 2021
John J. Engel

/s/ John V. Faraci	Director	April 30, 2021
John V. Faraci

/s/ Murry S. Gerber	Director	April 30, 2021
Murry S. Gerber

/s/ Jeh C. Johnson	Director	April 30, 2021
Jeh C. Johnson

/s/ Paul A. Mascarenas	Director	April 30, 2021
Paul A. Mascarenas

/s/ Michael H. McGarry	Director	April 30, 2021
Michael H. McGarry

/s/ Patricia A. Tracey	Director	April 30, 2021
Patricia A. Tracey